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                                                                  EXHIBIT 4(d)

                         INVESTMENT MANAGEMENT AGREEMENT

      INVESTMENT MANAGEMENT AGREEMENT made as of the 16th day of October, 1992, by and between Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), on behalf of the Balanced Fund (the "Fund"), and Pacific Global Investment Management Company, a California corporation (the "Investment Manager").

                              W I T N E S S E T H:

      WHEREAS, the Corporation intends to engage in business as an open-end management investment company and register as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Fund is a separately designated series of shares of Common Stock of the Corporation; and

      WHEREAS, the Investment Manager is engaged principally in the business of rendering investment management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Corporation desires to retain the Investment Manager to render investment supervisory and administrative services to the Fund in the manner and on the terms and conditions hereinafter set forth;

      WHEREAS, the Corporation and the Investment Manager propose to engage a subadviser ("Sub-Adviser") to provide certain investment advisory and other services to the Fund, subject to the approval of the Board of Directors of the Corporation and, to the extent required by law, subject to the approval of the shareholders of the Fund;

      NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    DUTIES AND RESPONSIBILITIES OF THE INVESTMENT MANAGER.

      1.1 INVESTMENT SUPERVISORY SERVICES. The Investment Manager shall, subject to the supervision of the Board of Directors of the Corporation, act as investment manager of the Corporation with respect to the Fund and, as such, shall:

            1.1.1 INVESTMENT OF FUND'S ASSETS. Supervise and direct, or cause the Sub-Adviser to supervise and direct, the investment of the Fund's assets in accordance with applicable


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      law, and the investment objectives, investment program, policies, and restrictions set forth in the then-current prospectus ("Prospectus") and the then-current Statement of Additional Information ("SAI") relating to the Fund contained in the Corporation's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended ("1933 Act"), and subject to such further limitations as the Board of Directors of the Corporation may, from time to time, impose by written notice to the Investment Manager.

            1.1.2 INVESTMENT PROGRAM. Formulate and implement, or cause the Sub-Adviser to formulate and implement, a continuing program for the management of the Fund's assets and resources.

            In furtherance of these duties and responsibilities, the Investment Manager is authorized, in its discretion and without prior consultation with the Corporation to: (i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets for the Fund; and (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, or issuers as the Investment Manager or Sub-Adviser may select for the Fund.

      1.2 RELATED SERVICES. The Investment Manager shall supervise the Transfer Agent's performance of the administration of all aspects of the Corporation's business and affairs with respect to the Fund as performed by the transfer agent pursuant to an Administrative Services Agreement.

            1.2.1 AGENTS. Assist the Corporation and transfer agent in selecting, coordinating the activities of, supervising, and acting as liaison with any other persons and agents engaged by the Corporation, including the Corporation's custodian, accounting services agent, transfer agent, dividend disbursing agent, shareholder servicing agent, independent auditors, and independent legal counsel.

            1.2.2 DIRECTORS AND OFFICERS. Authorize and permit the Investment Manager's directors, officers and employees who may be elected or appointed as directors or officers of the Corporation to serve in such capacities, without remuneration from or additional cost to the Corporation.

            1.2.3 REPORTS TO THE CORPORATION. Furnish to or place at the disposal of the Corporation such information, reports, evaluations, analyses, and opinions relating to its functions as the Corporation may, at any time or from time to time, reasonably request or as the Investment Manager may deem helpful to the Corporation.


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2.    ALLOCATION OF EXPENSES.

      2.1   EXPENSES PAID BY THE INVESTMENT MANAGER.

            2.1.1 SALARIES AND FEES OF DIRECTORS AND OFFICERS. As between the Corporation, with respect to the Fund, and the Investment Manager, the Investment Manager shall pay all salaries, expenses, and fees, if any, of the directors, officers, and employees of the Investment Manager who are directors, or employees of the Corporation.

            2.1.2 WAIVER OR ASSUMPTION AND REIMBURSEMENT OF CORPORATION EXPENSES BY THE INVESTMENT MANAGER. The waiver or assumption and reimbursement by the Investment Manager of any expense of the Corporation that the Investment Manager is not required by this Agreement to waive, or assume and reimburse, shall not obligate the Investment Manager to waive, or assume or reimburse, the same or any similar expense of the Corporation on any subsequent occasion, unless so required pursuant to a separate agreement between the Corporation and the Investment Manager.

      2.2 EXPENSES PAID BY THE CORPORATION. The Corporation, with respect to the Fund, shall bear all expenses of its organization, operations, and business not specifically waived, assumed, or agreed to be paid by the Investment Manager as provided in this Agreement or any other agreement between the Corporation and the Investment Manager. In particular, the expenses that the Corporation, with respect to the Fund, shall bear include, but are not limited to:

            2.2.1 CUSTODY AND ACCOUNTING SERVICES. All fees and expenses of depositories, custodians, accounting service agents, and other agents for the transfer, receipt, safekeeping, servicing of, and accounting for the Fund's cash, securities, and other property, including, among other things, fees and expenses for the calculation of standardized effective and compound yield quotations for the Fund, maintenance of ledgers, position and income reports, and settlement of Fund purchases and sales.

            2.2.2 DISTRIBUTION EXPENSES. Distribution expenses of the Fund paid pursuant to any plan of distribution adopted in accordance with the provision of Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan").

            2.2.3 TRANSFER AGENCY, SHAREHOLDER SERVICING, AND DIVIDED DISBURSEMENT. All costs of establishing, maintaining, and servicing accounts of shareholders of the Fund, including the Fund's proportionate share of all fees and expenses of the Corporation's transfer agent, administrative services agent, shareholder services agent, dividend disbursing agent, and any other agents engaged by the Corporation to service such Fund accounts. In addition, the Corporation shall reimburse the Investment Manager and charge to the Fund the Fund's proportionate share of all expenses incurred by the Investment Manager in responding to telephonic and written inquiries from, and in mailing information to Fund


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      shareholders and others requesting information on behalf of Fund shareholders, regarding matters such as shareholder account or transaction status, net asset value of Fund shares, Fund performance and general information about the Fund.

            2.2.4 SHAREHOLDER REPORTS AND OTHER COMMUNICATIONS. All costs of preparing, setting in type, printing, and distributing reports and other communications to shareholders of the Fund.

            2.2.5 PROSPECTUSES. All cost of preparing, setting in type, printing, and mailing to shareholders of the Fund annual or more frequent revisions of the Corporation's Prospectus and SAI and any supplements thereto.

            2.2.6 SHAREHOLDER MEETINGS. All costs incidental to holding meetings of shareholders of the Fund, including the printing of notices and proxy materials, and proxy solicitations therefor.

            2.2.7 PRICING AND PORTFOLIO VALUATION. All costs of daily valuation of the individual portfolio securities of the Fund and daily computation of the net asset value per share of the Fund, including a proportionate share of the cost of any equipment obtained by the Corporation, the Investment Manager, or agents of the Corporation, or proportionate share of the cost of any equipment currently owned by the Investment Manager, that will be used to price the Fund's shares or value the Fund's assets or the cost of the services of any agents engaged by the Corporation for the purpose of pricing Fund shares or valuing the assets of the Fund.

            2.2.8 COMMUNICATIONS. All charges for equipment or services used for communications with respect to the Fund between the Investment Manager or the Corporation and the custodian, accounting services agent, transfer agent, shareholder servicing agent, dividend disbursing agent, or any other agent engaged by the Corporation to provide services to the Fund.

            2.2.9 INDEPENDENT LEGAL AND ACCOUNTING FEES. The Fund's proportionate share of all charges for services and expenses of the Corporation's independent legal counsel and independent auditors.

            2.2.10 DIRECTORS' FEES AND EXPENSES. The Fund's proportionate share of all compensation of Directors (other than those directors affiliated with the Investment Manager), all expenses incurred in connection with their services as directors, and all expenses of meetings of the Board of Directors of the Corporation and committees of the Board of Directors.


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            2.2.11 FEDERAL REGISTRATION FEES. The Fund's proportionate share of all fees and expenses of maintaining the registration of the Corporation under the 1940 Act and maintaining the registration of the Fund's shares or registering additional shares of the Fund under the 1933 Act, including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any post-effective amendments or supplements to the Registration Statement, Prospectus, and SAI for the Corporation under the 1933 Act or the 1940 Act that may be prepared from time to time.

            2.2.12 STATE REGISTRATION FEES. The Fund's proportionate share of all fees and expenses of (i) maintaining the registration and qualification of the Corporation or the Fund, as appropriate, and of the Fund's shares for sale under the securities laws of various states and jurisdictions, (ii) of registering and qualifying additional shares of the Fund, and (iii) of maintaining the registration and qualification of the Corporation or the Fund, as appropriate, under all other laws applicable to the Corporation or the Fund, as appropriate, or its business activities.

            2.2.13 ISSUE, REDEMPTION, AND TRANSFER OF THE FUND'S SHARES. All expenses incurred in connections with the issue, redemption, and transfer of the Fund's shares, including the expenses of confirming all share transactions and of transmitting any share certificates for the Fund.

            2.2.14 BONDING AND INSURANCE. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Board of Directors of the Corporation, including, without limitation, such bond, liability, and other insurance expense that may from time to time be allocated to the Fund in a manner approved by the Board of Directors of the Corporation.

            2.2.15 BROKERAGE COMMISSIONS. All brokers' commissions, if any, and other charges incident to the purchase, sale, or lending of the Fund's portfolio securities.

            2.2.16 TAXES. The Fund's proportionate share of all taxes or governmental fees payable to federal, state, or other governmental agencies, domestic or foreign, including issue, stamp, or transfer taxes.

            2.2.17 TRADE ASSOCIATION FEES. The Fund's proportionate share of all fees, dues, costs of attendance at meeting and conferences, and other expenses incurred in connection with the Corporation's membership in any trade association or other investment organization.

            2.2.18 PERFORMANCE INFORMATION. Industry performance reporting services fees reasonably necessary for Board of Directors of the Corporation to keep current regarding industry and regulatory requirements.


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            2.2.19 NONRECURRING AND EXTRAORDINARY EXPENSES. The Fund's
      proportionate share of such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Corporation is a party and the expenses the Corporation may incur as a result of its legal obligation to provide indemnification to its directors, officers, and employees, and agents.

            2.2.20 ORGANIZATIONAL EXPENSES. The Fund shall pay or assume all its organizational expenses, subject to such expense limitation or reimbursement arrangements as may be separately agreed to by the Investment Manager and specified in the Registration Statement pursuant to which the Fund makes the initial public offering of its shares.

3.    MANAGEMENT FEES.

      3.1 COMPENSATION. The Corporation, with respect to the Fund, shall pay the Investment Manager, as compensation for all services rendered, facilities provided, and expenses waived or assumed and reimbursed by the Investment Manager, investment management fees at the annual rate of .75% of the first $200 million of average daily net assets of the Fund; .70% of average daily net assets of the Fund up to the next $200 million; .65% of average daily net assets of the Fund up to the next $200 million; .60% of average daily net assets of the Fund up to the next $200 million; .55% of average daily net assets of the Fund up to the next $200 million; and .50% of average daily net assets of the Fund in excess of $1 billion.

      3.2 METHOD OF COMPUTATION. The investment management fee shall accrue on each calendar day and the sum of the daily fee accruals for the Fund shall be paid monthly to the Investment Manager on the first business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rates for the Fund, described in subparagraph 3.1. above, and multiplying the product by the net assets of the Fund as determined in accordance with the current Prospectus of the Corporation as of the close of business on the last preceding business day on which the Corporation was open for business.

      3.3 PRORATION OF FEE. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

4.    BROKERAGE.

      Subject to seeking best execution, and subject to any policies or procedures as then approved by the Board of Directors of the Corporation, the Investment Manager, in carrying out its duties under Paragraph 1.1, may cause, or permit the sub-Adviser to cause, the Corporation, on behalf of


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the Fund, to pay a broker-dealer that furnishes brokerage or research services
(as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) a higher commission than that which might be charged by another broker-dealer that does not furnish brokerage or research services or that furnishes brokerage or research services deemed to be of lesser value, if the Investment Manager or Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of the brokerage and research services provided by the broker-dealer viewed in terms of either that particular transaction or the overall responsibilities of the Investment Manager or Sub-Adviser with respect to the other accounts, if any, as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act).

5.    INVESTMENT MANAGER'S USE OF THE SERVICES OF OTHERS.

      The Investment Manager may at its own cost (except as contemplated by Paragraph 4 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Investment Manager, the Corporation, or the Fund with (i) such statistical and other factual information; (ii) such advice regarding economic factors and trends; (iii) such advice as to occasional transactions in specific securities; (iv) or such other information, advice, or assistance as the Investment Manager may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Investment Manager, the Corporation, or the Fund, or in the discharge of the Investment Manager's overall responsibilities with respect to the other accounts which it serves as an investment manager.

6.    OWNERSHIP OF RECORDS.

      All records required to be maintained and preserved by the Corporation, with respect to the Fund, pursuant to the provisions of rules and regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Investment Manager on behalf of the Corporation, with respect to the Fund, are the property of the Corporation and shall be surrendered by the Investment Manager promptly on request by the Corporation.

7.    REPORTS TO THE INVESTMENT MANAGER.

      The Corporation shall furnish or otherwise make available to the Investment Manager such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Corporation, with respect to the Fund, as the Investment Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

8.    REPORTS TO THE CORPORATION.


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      The Investment Manager shall furnish to or place at the disposal of the
Corporation such information, reports, evaluations, analyses, and opinions as the Corporation may, at any time or from time to time, reasonably request with respect to the Fund or as the Investment Manager may deem helpful to the Fund.

9.    SERVICES TO OTHER CLIENTS.

      Nothing herein contained shall limit the freedom of the Investment Manager or any affiliated person of the Investment Manager to render investment supervisory and corporate administrative services to other investment companies (including but not limited to one or more series of the Corporation), to act as investment adviser or investment counselor to other persons, firms, or corporations, or to engage in other business activities; however, so long as this Agreement or any extension, renewal, or amendment hereof shall remain in effect or until the Investment Manager shall otherwise consent, the Investment Manager shall be the only investment manager to the Corporation.

10.   LIMITATION OF LIABILITY OF THE INVESTMENT MANAGER.

      Neither the Investment Manager nor any of its directors, officers, or employees performing services for the Corporation, with respect to the Fund, at the direction or request of the Investment Manager in connection with the Investment Manager's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation, with respect to the Fund, in connection with the matters to which this Agreement relates; PROVIDED, that nothing herein contained shall be construed to protect the Investment Manager or any such persons against any liability to the Corporation or its shareholders to which the Investment Manager or such persons would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its or their duties on behalf of the Corporation or for failure by the Investment Manager or any such persons to exercise due care in rendering other services to the Corporation.

11.   RETENTION OF SUB-ADVISER.

      Subject to the Fund's obtaining the initial and periodic approvals required under Section 15 of the 1940 Act, the Investment Manager may retain a Sub-Adviser to perform investment advisory and other services to the Fund. The retention of a Sub-Adviser shall be at the risk, cost, and expense of the Investment Manager. The retention of a Sub-Adviser shall in no way reduce the responsibilities or obligations of the Investment Manager under this Agreement and the Investment Manager shall be responsible to the Corporation for all acts or omissions of the Sub-Adviser in connection with the performance of the Investment Manager's duties hereunder. The Investment Manager shall pay and shall be solely responsible for the payment of the fees of the Sub-Adviser for the performance of its services for the Fund.

12.   TERM OF AGREEMENT.


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      The term of this Agreement shall begin on the day and year first above written, and unless sooner terminated as hereinafter provided, shall continue in effect through October 16, 1994. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, that such continuance is specifically approved at least annually by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act; and PROVIDED FURTHER, that in either event such continuance also is approved annually by vote, cast in person at a meeting called for the purpose of voting on such approval of a majority of the Board of Directors of the Corporation who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act and rules thereunder) of any such party (hereinafter "non-interested Directors"). In any event, continuance of this Agreement is subject to the approval of this Agreement by a majority of the outstanding voting securities of the Fund, as a "series" of the Corporation (as that term is defined in the 1940 Act and rules thereunder), within sixteen months after the initial effectiveness of the Corporation's Registration Statement under the 1933 Act pursuant to which the Corporation makes the initial public offering of its shares.

      Any approval of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act and rules thereunder) of the Fund shall be effective to continue this Agreement, notwithstanding (i) that a comparable agreement has not been approved by the holders of a majority of the outstanding shares of any other series of the Corporation and (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Corporation, unless such approval shall be required by any other applicable law or otherwise. The Investment Manager shall furnish to the Corporation, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13.   AMENDMENT AND ASSIGNMENT OF AGREEMENT.

      Any amendment to this Agreement shall be in writing and signed by the parties hereto; PROVIDED, that no such material amendment shall be effective unless authorized on behalf of the Corporation (i) by resolution of the Board of Directors of the Corporation, including a majority of the non-interested Directors and (ii) if required by law, by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically and immediately terminate in the event of its assignment.

14.   TERMINATION OF AGREEMENT.

      This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days' prior written notice to the other party; PROVIDED, that in the case of termination by the Corporation such action shall have been authorized (i) by resolution of the Board of Directors of the Corporation, including a majority of the non-interested Directors, or (ii) by vote


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of a majority of the outstanding voting securities of the Fund; PROVIDED
FURTHER, that in the case of termination by the Investment Manager, such termination shall not be effective until the Corporation shall have contracted with one or more persons to serve as successor investment manager for the Fund and such person(s) shall have assumed such position.

15.   MISCELLANEOUS.

      15.1 NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (a) if to the Investment Manager, to Pacific Global Investment Management Company, 215 North Marengo Avenue, Suite 115, Pasadena, CA 91101, and (b) if to the Corporation, at the foregoing office of the Investment Manager.

      15.2 CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      15.3 INTERPRETATION. Nothing herein contained shall be deemed to require the Corporation to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation.

      15.4 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment," and "affiliated person," shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

      15.5 GOVERNING LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Maryland.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

ATTEST:                               PACIFIC GLOBAL FUND, INC.
                                      d/b/a PACIFIC ADVISORS FUND INC.
                                      ON BEHALF OF THE BALANCED FUND



/s/ Thomas H. Hanson                  By:   /s/ George A. Henning
------------------------              ---------------------------------
ATTEST:                               PACIFIC GLOBAL INVESTMENT
                                      MANAGEMENT COMPANY



/s/ George A. Henning                 By:   /s/ Kathleen A. Scott
------------------------              ---------------------------------


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